UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2017

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38022	46-3011414
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 443-1860

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On December 13, 2017, upon the recommendation of the Nominating and Corporate Governance Committee of Matinas BioPharma Holdings, Inc. (the “Company”), the Company’s Board of Directors (the “Board”) appointed Matthew Wikler, age 68, effective January 1, 2018, to fill the vacant director position that will be created by the resignation of Stefano Ferrari, effective December 31, 2017. Dr. Wikler has been appointed to serve on the compensation committee effective January 1, 2018. Dr. Wikler will hold this position until the next annual meeting of the Company’s shareholders or until his successor is elected and qualified, subject to his earlier resignation or removal.

Dr. Wikler currently serves as the Principal of Infectious Disease Technology Development Consulting (IDTD Consulting) where he provides clinical, medical and regulatory strategic insight to companies developing new technologies for the treatment and prevention of infectious diseases, a position he has held since 2015. Prior to that from 2012 to 2015, Dr. Wikler served at The Medicines Company (NASDAQ: MDCO) as VP, New Business Ventures and VP and Medical Director, Infectious Disease Care. Over the course of his career Dr. Wikler held senior leaderships positions for a number of pharmaceutical companies, including as Chief Development Officer of Rib-X Pharmaceuticals, Inc., a privately-held biopharmaceutical company developing new antibiotics to provide superior coverage, safety and convenience for the treatment of serious and life-threatening infections, President and Chief Executive Officer of IASO Pharma Inc., a privately-held clinical stage biotechnology company focused on the development of antibacterial and antifungal therapeutics, the Institute for One World Health, a 501(c)(3) nonprofit drug development organization, Mpex Pharmaceuticals, Inc., a privately-held company focused on developing and manufacturing therapies for antibiotic resistance with focus on gram-negative organisms, Peninsula Pharmaceuticals, Inc., a privately held biopharmaceutical company focused on developing and commercializing antibiotics to treat life-threatening infections (acquired by Johnson & Johnson (NYSE: JNJ)), ViroPharma Incorporated (NASDAQ: VPHM), Bristol-Myers Squibb Company (NYSE:BMY), and Ortho-McNeil Pharmaceutical (a division of Johnson & Johnson). Dr. Wikler began his career at Smith Kline & French/Smith Kline Beecham where he held positions of increasing responsibilities over ten years. Dr. Wikler held a variety of positions at the FDA, including the Deputy Director of the Division of Anti-Infective Drug Products. Dr. Wikler earned a B.A. in Chemistry from Franklin and Marshall, an M.D. degree from Temple University School of Medicine, and his M.B.A. from the University of Pennsylvania Wharton School of Business. He completed his Infectious Diseases Fellowship at the Hospital of the University of Pennsylvania and is a Fellow of the Infectious Diseases Society of America.

Dr. Wikler will receive compensation in accordance with the Company’s amended and restated non-employee director compensation policy, including an annual cash retainer fee of $50,000, annual cash fees of $6,000 for serving on the compensation committee and an annual stock option grant to purchase a number of shares of common stock valued at $80,000 as determined by the Black Scholes method on the date of grant. In addition, Dr. Wikler will receive an initial option grant to purchase 150,000 shares of common stock upon joining the Board. In lieu of cash payments, Dr. Wikler may elect to receive payment of his annual board retainer and annual committee fees in unrestricted shares of common stock pursuant to the terms of the Company’s equity compensation plan.

There is no arrangement or understanding pursuant to which Dr. Wikler was appointed to the Board, nor are there any transactions or proposed transactions to which the Company and Dr. Wikler are, or will be, a party. As of the date of this report, Dr. Wikler has not entered into any transaction requiring disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company will enter into an indemnification agreement with Dr. Wikler on the Company’s standard form of indemnification agreement, a copy of which was previously filed with the Securities and Exchange Commission.

Departure of Director

On December 13, 2017, Stefano Ferrari resigned from the Board, effective December 31, 2017. Mr. Ferrari indicated that his resignation was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

Item 7.01. Regulation FD Disclosure.

On December 14, 2017, the Company issued a press release announcing the resignation of Stefano Ferrari from the Board effective December 31, 2017 and the appointment of Matthew Wikler to fill the vacant director position created by Mr. Ferrari’s resignation. A copy of the press release is furnished as Exhibit 99.1 hereto. In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

(d)	Exhibit No.	Description.
	99.1	Press Release, dated December 14, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Dated: December 14, 2017	By:	/s/ Roelof Rongen
Name: Roelof Rongen
Title: Chief Executive Officer